Vocus Announces Results for Third Quarter 2012
Company Reports 57% Revenue Growth and Better than Expected Earnings with Strong Demand for the
Vocus Marketing Suite and Email Marketing Solutions

Beltsville, MD: October 23, 2012 – Vocus, Inc. (NASDAQ: VOCS), a leading provider of cloud marketing software, announced today financial results for the third quarter ended September 30, 2012.

“We are very pleased to report strong Q3 results with better than expected revenue and earnings,” said Rick Rudman, President and CEO of Vocus, Inc.  “We continue to see accelerating growth with the Vocus Marketing Suite and the recently acquired iContact email marketing business as well as strong momentum from our expanding sales organization. We believe our continued success in these three key strategic areas positions us well for growth in 2013.”

Financial Highlights

Income Statement

•	GAAP revenue for the third quarter of 2012 was $45.2 million, a 57% increase over the comparable period in 2011.

•	Non-GAAP revenue for the third quarter of 2012 was $45.7 million, a 58% increase over the comparable period in 2011. Non-GAAP revenue includes the revenue excluded from the GAAP results due to purchase accounting adjustments, which reduced deferred revenue to its fair value as of the date of acquisition.

•	GAAP loss from operations for the third quarter of 2012 was $(3.4) million, compared to $(314,000) for the comparable period in 2011.

•	Non-GAAP income from operations for the third quarter of 2012 was $3.9 million, compared to $4.2 million for the comparable period in 2011.

•	GAAP net loss for the third quarter of 2012 was $(3.8) million or $(0.20) per diluted share, compared to $(212,000) or $(0.01) per diluted share for the comparable period in 2011.

•	Non-GAAP net income for the third quarter of 2012 was $3.5 million or $0.14 per diluted share, compared to $4.4 million or $0.21 per diluted share for the comparable period in 2011.

Balance Sheet and Other Financial Information

•	Total deferred revenue as of September 30, 2012 was $68.1 million compared to $55.2 million at September 30, 2011. Total deferred revenue as of September 30, 2012 does not include $316,000 of the unamortized non-GAAP adjustment to deferred revenue.

•	Total deferred revenue recorded in connection with the acquisition of iContact was $1.6 million, which excludes an adjustment of $2.3 million reflecting the reduction to the fair value of the acquired deferred revenue due to purchase accounting.

•	Cash flow from operations for the third quarter of 2012 was $4.2 million, and free cash flow for the third quarter of 2012 was $2.9 million.

Business Highlights

•	Added 1,015 net new annual subscription customers during the third quarter of 2012 compared to 998 net new annual subscription customers added during the comparable period in 2011 and ended the quarter with 15,131 total active annual subscription customers.

•	Signed subscription agreements with new and existing customers including Beat100, Broadhead Archery, Code Red Safety and Rental, Digiarty Software, Down Under Endeavours, TaxConnex, Norwegian Cruise Line, PetBookings.com, Rose Cottage Publishing, Saks, School Improvement Network, Stars and Stripes, U.S. Customs and Border Protection and Wargaming Europe.

•	Announced that PRWeb is now the world’s #1 news release distribution service according to independent sources and has surpassed major competitors using multiple measures such as most traffic and best SEO.

•	Unveiled the Fall 2012 Vocus PR Suite which debuted the Recommendation Engine to filter content in social media and identify relevant opportunities to engage customers and influencers. With these enhancements, businesses can more easily combine social media with public relations to improve the impact of their PR.

•	iContact ranked as the #1 email marketing service provider in Website Magazine’s Top 50.

•	Named to Software Magazine’s Annual Software 500, a ranking of the world’s largest software companies, for the 13th consecutive year.

Guidance

Vocus is providing, for the first time, guidance for the fourth quarter of 2012 based on information as of October 23, 2012:

•	For the fourth quarter of 2012, non-GAAP revenue is expected to be in the range of approximately $47.2 million to $47.6 million. For the fourth quarter of 2012, GAAP revenue is expected to be in the range of approximately $46.9 million to $47.3 million. Non-GAAP diluted EPS is expected to be in the range of $0.15 to $0.16 assuming an estimated non-GAAP weighted average 24.5 million diluted shares outstanding and an estimated tax provision of $400,000. Non-GAAP adjustments are expected to be $0.32 per share. GAAP EPS is expected to be in the range of $(0.17) to $(0.16) assuming an estimated weighted average 19.6 million basic and diluted shares outstanding.

•	For the full year of 2012, non-GAAP revenue is expected to be in the range of $172.8 million to $173.2 million. For the full year of 2012, GAAP revenue is expected to be in the range of approximately $170.6 million to $171.0 million. Non-GAAP diluted EPS is expected to be in the range of $0.42 to $0.43 assuming an estimated non-GAAP weighted average 23.6 million diluted shares outstanding and an estimated tax provision of $1.4 million. Non-GAAP adjustments are expected to be $1.62 per share. GAAP EPS is expected to be in the range of $(1.20) to $(1.19) assuming an estimated weighted average 19.5 million basic and diluted shares outstanding. Free cash flow is expected to range from $15.5 million to $16.5 million. Capital expenditures are expected to be $4.0 million.

This release includes non-GAAP financial measures and adjustments. For a description of these non-GAAP financial measures and adjustments, please refer to section “Use of Non-GAAP Financial Measures” and the accompanying tables entitled “Reconciliation of Non-GAAP Measures” and “Reconciliation of 2012 Guidance.”

Conference Call Information

Vocus will discuss the financial results and business highlights of the third quarter of 2012 in a conference call at 4:30 p.m. ET, or 1:30 p.m. PT, today. Investors are invited to listen to a live audio webcast of the conference call on the Investor Relations section of the Company’s website at http://onlinepressroom.net/vocus/ir/webcast/. A replay of the webcast will be available approximately one hour after the conclusion of the call and will remain available for 30 calendar days following the conference call. An audio replay of the conference call will also be available approximately two hours after the conclusion of the call. The audio replay will be available until October 30, 2012 at 11:59 p.m. ET and can be accessed by dialing (404) 537-3406 or (855) 859-2056 and entering conference number 25062956.

About Vocus, Inc.

Vocus, Inc. is a leading provider of cloud marketing software that helps businesses reach and influence buyers across social networks, online and through media. Vocus provides an integrated suite that combines social marketing, search marketing, email marketing and publicity into a comprehensive solution to help businesses attract, engage and retain customers. Vocus software is used by more than 120,000 organizations worldwide and is available in seven languages. Vocus is based in Beltsville, MD with offices in North America, Europe and Asia. For further information, please visit www.vocus.com or call (800) 345-5572.

Forward-Looking Statement

This release contains “forward-looking” statements that are made pursuant to the Safe Harbor provision of the Private Securities Litigation Reform Act of 1995. These statements are predictive in nature, that depend upon or refer to future events or conditions or that include words such as “may,” “will,” “expects,” “projects,” “anticipates,” “estimates,” “believes,” “intends,” “plans,” “should,” “seeks,” and similar expressions. This press release contains forward-looking statements relating to, among other things, Vocus’ expectations and assumptions concerning future financial performance. Forward-looking statements involve known and unknown risks and uncertainties that may cause actual future results to differ materially from those projected or contemplated in the forward-looking statements. Forward-looking statements may be significantly impacted by certain risks and uncertainties described in Vocus’ filings with the Securities and Exchange Commission.

The risks and uncertainties referred to above include, but are not limited to, risks associated with possible fluctuations in our operating results and rate of growth, our history of operating losses, risks associated with acquisitions, including our ability to successfully integrate acquired businesses, risks associated with our foreign operations, interruptions or delays in our service or our web hosting, our business model, breach of our security measures, the emerging market in which we operate, our relatively limited operating history, our ability to hire, retain, and motivate our employees and manage our growth, competition, our ability to continue to release and gain customer acceptance of new and improved versions of our service, successful customer deployment and utilization of our services, fluctuations in the number of shares outstanding, foreign currency exchange rates and interest rates.

Vocus, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(dollars in thousands)

	December 31,	September 30,
	2011	2012
		(unaudited)
Assets
Current assets:
Cash and cash equivalents	$98,284	$27,970
Short-term investments	9,895	2,601
Accounts receivable, net	23,504	18,899
Deferred income taxes	82	283
Prepaid expenses and other current assets	1,966	3,053

Total current assets	133,731	52,806
Property, equipment and software, net	17,843	19,067
Intangible assets, net	5,094	29,807
Goodwill	38,029	176,854
Other assets	1,046	728

Total assets	$195,743	$279,262

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses (including contingent consideration of $6,795 and $4,627 at	$17,883	$21,117
December 31, 2011 and September 30, 2012, respectively)
Notes payable and capital lease obligations	176	850
Deferred revenue	62,010	66,643

Total current liabilities	80,069	88,610
Notes payable and capital lease obligations, net of current portion	854	787
Other liabilities	8,331	6,910
Deferred income taxes, net of current portion	2,781	3,516
Deferred revenue, net of current portion	987	1,485

Total liabilities	93,022	101,308
Series A redeemable convertible preferred stock	—	77,490
Stockholders’ equity:
Common stock	218	219
Additional paid-in capital	200,273	211,413
Treasury stock	(48,423)	(41,881)
Accumulated other comprehensive loss	(607)	(688)
Accumulated deficit	(48,740)	(68,599)

Total stockholders’ equity	102,721	100,464

Total liabilities, Series A redeemable convertible preferred stock and stockholders’ equity	$195,743	$279,262

Vocus, Inc. and Subsidiaries

Consolidated Statements of Operations

(dollars in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2012	2011	2012
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues	$28,886	$45,217	$84,355	$123,690
Cost of revenues, including amortization of	5,367	8,932	16,120	24,946
intangible assets of $120 and $1,113 for the three months ended September 30, 2011 and 2012, respectively and $362 and $2,734 for the nine months ended September 30, 2011 and 2012, respectively

Gross profit	23,519	36,285	68,235	98,744
Operating expenses:
Sales and marketing	14,181	25,623	42,422	70,468
Research and development	1,773	3,280	5,588	10,239
General and administrative	7,437	8,805	23,162	31,562
Amortization of intangible assets	442	2,016	1,693	5,136

Total operating expenses	23,833	39,724	72,865	117,405
Loss from operations	(314)	(3,439)	(4,630)	(18,661)
Other income (expense)	5	(105)	229	(228)

Loss before provision (benefit) for income taxes	(309)	(3,544)	(4,401)	(18,889)
Provision (benefit) for income taxes	(97)	301	(1,576)	970

Net loss	$(212)	$(3,845)	$(2,825)	$(19,859)

Net loss per share:
Basic and diluted	$(0.01)	$(0.20)	$(0.15)	$(1.02)
Weighted average shares outstanding used in computing per share amounts:
Basic and diluted	19,289,740	19,570,459	18,745,508	19,385,318

Vocus, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(dollars in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2012	2011	2012
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Cash flows from operating activities:
Net loss	$(212)	$(3,845)	$(2,825)	$(19,859)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	1,226	4,733	3,834	11,634
Other non-cash charges, net	4,077	4,016	10,900	13,828
Payments of contingent consideration for business	(147)	—	(147)	(494)
acquisition in excess of fair value on acquisition date
Changes in operating assets and liabilities	(189)	(668)	13,054	6,114

Net cash provided by operating activities	4,755	4,236	24,816	11,223
Cash flows from investing activities:
Business acquisitions, net of cash acquired	—	(152)	(6,947)	(79,801)
Net change in available-for-sale securities	4,826	1,029	290	7,308
Purchases of property, equipment and software, net	(2,956)	(1,294)	(13,286)	(2,727)
Software development costs	(164)	—	(230)	(198)

Net cash provided by (used in) investing activities	1,706	(417)	(20,173)	(75,418)
Cash flows from financing activities:
Purchases of common stock	(12,970)	(56)	(16,108)	(3,058)
Proceeds from exercises of stock options	1,798	44	18,936	59
Payments of contingent consideration for business	(590)	—	(1,289)	(3,112)
acquisitions
Net proceeds from (payments on) notes payable and	346	(36)	301	(168)
capital lease obligations

Net cash provided by (used in) financing activities	(11,416)	(48)	1,840	(6,279)
Effect of exchange rate changes on cash and cash	(394)	171	27	160
equivalents

Net increase (decrease) in cash and cash equivalents	(5,349)	3,942	6,510	(70,314)
Cash and cash equivalents, beginning of period	106,777	24,028	94,918	98,284

Cash and cash equivalents, end of period	$101,428	$27,970	$101,428	$27,970

Use of Non-GAAP Financial Measures

Vocus provides non-GAAP measures for revenue, income from operations, net income, diluted net income per share and free cash flow as supplemental information.

We define non-GAAP revenue as GAAP revenue adjusted for the impact of the fair value adjustment to deferred revenue related to purchase accounting. Management believes the adjustment is useful to investors as a more accurate measure of our ongoing performance from the acquisitions.

We define non-GAAP income from operations as GAAP income from operations including the impact of non-GAAP revenue and excluding stock-based compensation, amortization of acquired intangible assets, fair value adjustments to contingent consideration and acquisition-related expenses.

We define non-GAAP net income as GAAP net income including the impact of non-GAAP revenue and excluding stock-based compensation, amortization of acquired intangible assets, fair value adjustments to contingent consideration including the effect of foreign currencies and acquisition-related expenses.

Stock-based compensation included in our GAAP financial results relates to stock option and restricted stock awards.  Companies record stock-based compensation by applying varying valuation methodologies and subjective assumptions to different types of equity awards.  Amortization of acquired intangible assets included in our GAAP financial results consists of amortization of non-compete agreements, trade names, purchased technology and customer relationships that are not expected to be replaced when fully amortized, as a depreciable tangible asset might.  Amortization expense can vary from period to period due to the timing and size of our acquisitions.  Adjustments to deferred revenue reflect the reductions in the fair value of the acquired company’s deferred revenue due to purchase accounting. Our GAAP financial results include adjustments to the fair value of contingent consideration for acquisition earn-outs as of each reporting date from the fair value recorded on the acquisition date.  Acquisition-related expenses included in our GAAP operating expenses consist of professional fees for legal, accounting and other advisory services, integration related professional services, severance costs and retention payments incurred during the reporting period in connection with our acquired businesses.  Management believes these non-GAAP measures allow management and investors to make meaningful comparisons between our operating results and those of the other companies, as well as provide a consistent comparison of our relative historical financial performance.

The income tax expense related to the establishment of a valuation allowance against a portion of our deferred tax assets is a non-cash expense that is not considered part of ongoing operations.  It is the opinion of management that it is more likely than not that some or all of the deferred tax assets will not be realized, therefore the valuation allowance is recorded against the deferred tax assets.  We have not presented the tax impact of non-GAAP adjustments in the calculation of non-GAAP net income as a result of the valuation allowance in nearly all of our taxing jurisdictions.  The tax impact of the non-GAAP adjustments would have resulted in an annual effective tax rate of 31% and 41% for the three and nine months ended September 30, 2011 and 2012, respectively, and non-GAAP diluted net income per share of $0.14 and $0.08 for the three months ended September 30, 2011 and 2012, respectively, and $0.40 and $0.16 for the nine months ended September 30, 2011 and 2012, respectively.

We define free cash flow as cash flow from operations less net capital expenditures and capitalized software development costs plus the payments of contingent consideration for business acquisitions in excess of fair value on acquisition date. Management considers free cash flow to be a liquidity measure which provides useful information to management and investors regarding our ability to generate cash from operations that is available for acquisitions and other investments. Our definition of free cash flow may be different from definitions used by other companies.

Management uses non-GAAP revenue, non-GAAP income from operations, non-GAAP net income and free cash flow to evaluate operating performance, determine incentive compensation and to prepare operating budgets and determine the appropriate levels of capital investments. However, management believes that the use of non-GAAP measures is subject to material limitations since they may not be indicative of ongoing operating results. Management compensates for the limitations in the use of non-GAAP measures by also utilizing GAAP financial measures and by providing investors with a detailed reconciliation between our GAAP and non-GAAP financial results. Investors are advised to carefully review and consider this information as well as the GAAP financial results that are disclosed in our SEC filings.

Vocus, Inc. and Subsidiaries

Reconciliation of Non-GAAP Measures

(dollars in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2012	2011	2012
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Reconciliation of GAAP revenue to non-GAAP revenue:
GAAP revenue	$28,886	$45,217	$84,355	$123,690
Fair value adjustment to deferred revenue	—	513	181	1,913

Non-GAAP revenue	$28,886	$45,730	$84,536	$125,603

Reconciliation of GAAP loss from operations to non-GAAP income from operations:
Loss from operations	$(314)	$(3,439)	$(4,630)	$(18,661)
Stock-based compensation	3,442	3,481	11,278	10,939
Amortization of intangible assets	562	3,129	2,055	7,870
Fair value adjustment to deferred revenue	—	513	181	1,913
Fair value adjustments to contingent consideration	533	232	1,122	696
Acquisition-related expenses	—	—	187	4,957

Non-GAAP income from operations	$4,223	$3,916	$10,193	$7,714

Reconciliation of GAAP net loss to non-GAAP net income:
Net loss	$(212)	$(3,845)	$(2,825)	$(19,859)
Stock-based compensation	3,442	3,481	11,278	10,939
Amortization of intangible assets	562	3,129	2,055	7,870
Fair value adjustment to deferred revenue	—	513	181	1,913
Fair value adjustments to contingent consideration including effects of foreign currency	563	232	1,046	678
Acquisition-related expenses	—	—	187	4,957

Non-GAAP net income	$4,355	$3,510	$11,922	$6,498

Non-GAAP diluted net income per share	$0.21	$0.14	$0.57	$0.28
Non-GAAP diluted weighted average shares used in computing per share amounts	21,087,482	24,317,807	20,861,082	23,340,209
Reconciliation of GAAP diluted weighted average shares outstanding to non-GAAP diluted weighted average shares outstanding:
GAAP diluted weighted average shares outstanding	19,289,740	19,570,459	18,745,508	19,385,318
Dilutive effect of outstanding equity securities	1,797,742	4,747,348	2,115,574	3,954,891

Non-GAAP diluted weighted average shares outstanding	21,087,482	24,317,807	20,861,082	23,340,209

Supplemental information of stock-based compensation included in:
Cost of revenues	$359	$343	$1,217	$1,168
Sales and marketing	908	994	3,204	3,139
Research and development	495	712	1,568	1,859
General and administrative	1,680	1,432	5,289	4,773

Total stock-based compensation	$3,442	$3,481	$11,278	$10,939

Reconciliation of cash flow from operations to free cash flow:
Net cash provided by operating activities	$4,755	$4,236	$24,816	$11,223
Purchases of property, equipment and software, net	(2,956)	(1,294)	(13,286)	(2,727)
Software development costs	(164)	—	(230)	(198)
Payments of contingent consideration for business acquisition in excess of fair value on acquisition date	147	—	147	494

Free cash flow	$1,782	$2,942	$11,447	$8,792

Vocus, Inc. and Subsidiaries

Reconciliation of 2012 Guidance

GAAP EPS to Non-GAAP Diluted EPS

	Q4 2012	Full Year 2012
	(unaudited)	(unaudited)
GAAP EPS	$(0.17) to (0.16)	$(1.20) to (1.19)
Effect of non-GAAP adjustments	0.28	1.41
Dilutive effect of outstanding equity securities	0.04	0.21

Non-GAAP diluted EPS	$0.15 to 0.16	$0.42 to 0.43